Exhibit 13

F I N A N C I A L   S T A T E M E N T S   A N D

S U P P L E M E N T A L   S C H E D U L E

U.S. Bank 401(k) Savings Plan

Years Ended December 31, 2016 and 2015

With Report of Independent Registered Public Accounting Firm

U.S. Bank 401(k) Savings Plan

Financial Statements and Supplemental Schedule

Years Ended December 31, 2016 and 2015

Report of Independent Registered Public Accounting Firm

The Benefits Administration Committee

U.S. Bancorp

Participants of U.S. Bank 401(k) Savings Plan

We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan as of December 31, 2016 and 2015, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the U.S. Bank 401(k) Savings Plan at December 31, 2016 and 2015, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2016, has been subjected to audit procedures performed in conjunction with the audit of U.S. Bank 401(k) Savings Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 15, 2017

U.S. Bank 401(k) Savings Plan

Statement of Net Assets Available for Benefits

	December 31,
	2016	2015
Assets
Investments at fair value	$5,206,053,982	$4,662,852,372
Investments at contract value	429,551,258	350,198,742

Total investments	5,635,605,240	5,013,051,114
Accrued income	7,019,620	7,217,147
Employer contribution receivable	138,129,440	130,147,512
Receivable for securities sold but not yet settled	1,205,609	864,673
Notes receivable from participants	124,074,898	118,913,144

Total assets	5,906,034,807	5,270,193,590

Liabilities
Accrued expenses	819,730	756,926
Payable for securities purchased but not yet settled	1,026,146	808,789

Total liabilities	1,845,876	1,565,715

Net assets available for benefits	$5,904,188,931	$5,268,627,875

See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan

Statement of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2016	2015
Additions
Investment income:
Net appreciation in fair value of investments	$512,762,830	$—
Interest and dividend income	77,640,803	70,140,738

	590,403,633	70,140,738
Interest income on notes receivable from participants	5,188,626	4,990,459

Contributions:
Participants	321,822,438	299,582,357
Employer	138,129,440	130,147,512

	459,951,878	429,729,869

Total additions	1,055,544,137	504,861,066

Deductions
Net depreciation in fair value of investments	—	114,563,815
Benefits paid to participants	413,084,355	377,993,327
Administrative expenses	6,898,726	6,645,832

Total deductions	419,983,081	499,202,974

Net increase	635,561,056	5,658,092

Net assets available for benefits at beginning of year	5,268,627,875	5,262,969,783

Net assets available for benefits at end of year	$5,904,188,931	$5,268,627,875

See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements

December 31, 2016

1. Description of the Plan

The following description of the U.S. Bank 401(k) Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan’s Summary Plan Description (the “SPD”) and plan prospectus for a more complete description of the Plan’s provisions. The SPD and plan prospectus can be reviewed by visiting the U.S. Bank Retirement Program website at www.usbank.com/benefitsandrewards.

Administration and Participation

The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp (the “Company”, the “Plan Sponsor”, and the “Plan Administrator”) and its subsidiaries. Employees are eligible to participate in the Plan on their hire date so long as they are a regular, permanent employee working in an eligible position. Eligible employees are automatically enrolled in the Plan with a before-tax salary deferral of 2 percent of eligible compensation, unless the employee elects otherwise.

Each participant’s account is credited with applicable participant contributions, rollovers, employer contributions, and an allocation of the earnings (losses) of the investment funds in which the participant has elected to invest. Earnings (losses) allocations are based upon the participant account balance, as defined in the plan document. In addition, applicable participant distributions and loans as well as an allocation of administrative expenses are charged to each participant’s account. Participants may invest their account balance in one or more of a variety of investment funds and are immediately 100 percent vested in their entire account balance.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code (the “Code”).

The Plan is administered by the Company’s Benefits Administration and Investment Committees.

Contributions

The Plan permits before-tax and after-tax (“Roth”) elective contributions up to a combined maximum of 75 percent of a participant’s eligible compensation, subject to the Internal Revenue Service (the “IRS”) limit. Participants age 50 and older whose elective contributions have reached the IRS limit are permitted under the Plan to make before-tax and Roth catch-up contributions up to the IRS catch-up limit. All participant contributions were deposited into the Plan bi-weekly.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

The Company makes a matching contribution equal to 100 percent of each participant’s contribution up to 4 percent of their annual eligible compensation. A participant becomes eligible for an employer matching contribution on the first day of the month following completion of one full year of service in which the participant has been credited with working at least 1,000 hours. The employer matching contribution is deposited in the Plan annually and is initially invested in eligible participants’ accounts based on their future contribution investment election. Participants can subsequently change how their matching contributions are invested at any time. The employer contribution receivable represents the Company’s matching contribution for 2016, which was deposited in the Plan in January 2017.

Benefits Paid to Participants

The forms of distribution offered by the Plan are a partial or total lump sum payment.

Participant Loans

The Plan contains provisions allowing participants to borrow from their accounts. The minimum loan is $1,000 and the maximum is the lesser of 50 percent of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months. Each loan bears interest at 1 percent above the prime interest rate at the date of issuance as determined monthly by the Plan Administrator. Principal and interest is repaid ratably through bi-weekly payroll deductions. Participants may have no more than two loans outstanding at any time.

Plan Investments

The Plan includes an employee stock ownership plan (“ESOP”) fund. All participant and employer matching contributions credited to a participant’s account that are invested in qualifying employer securities are invested in the ESOP fund. The primary purpose of the ESOP fund is to benefit participants and beneficiaries by obtaining and retaining for them a position of equity ownership in the Company. Dividends paid on qualifying employer securities held in the ESOP are either reinvested in the ESOP or paid directly to the participant, at their election.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Plan Termination

Although it has not expressed any intention to do so, the Company has the right to suspend or terminate the Plan at any time by action of its Board of Directors subject to the provisions of ERISA. In the event of a termination of the Plan, all participant account balances remain fully vested and are eligible for distribution.

2. Significant Accounting Policies

Accounting Method

The financial statements of the Plan are prepared using the accrual method of accounting under U.S. generally accepted accounting principles.

Investment Valuation and Income Recognition

Investments held by a defined contribution retirement plan are required to be reported at fair value, except for fully benefit-responsive investment contracts. For the portion of the net assets available for benefits attributable to fully benefit-responsive investment contracts, contract value is the relevant measure because it is the amount participants normally would receive if they were to initiate permitted transactions under the terms of the Plan. See Note 4 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. If a trade is open at the end of the year, a receivable for securities sold but not yet settled or a payable for securities purchased but not yet settled is reflected in the Statement of Net Assets Available for Benefits. Dividends are recorded on the ex-dividend date.

Brokers’ commissions and other expenses incurred upon the purchase of corporate stock are included in the cost of the corporate stock. Brokers’ commissions and other expenses incurred upon the sale of corporate stock are reflected as a reduction in the proceeds from the sale.

The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the Statement of Changes in Net Assets Available for Benefits as net appreciation or depreciation in fair value of investments.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

The net gain (loss) on sales of investments is the difference between the proceeds received and the average cost of investments sold and is also reflected in the Statement of Changes in Net Assets Available for Benefits in net appreciation or depreciation in fair value of investments.

Notes Receivable from Participants

Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. If a participant ceases to make loan payments and the Plan Sponsor deems the loan to be a distribution, the participant loan balance is reduced and a benefit payment is recorded. Accordingly, no allowance for credit losses has been recorded as of December 31, 2016 or 2015.

Administrative Expenses

Recordkeeping, investment management, trust, consulting, audit, and other administrative fees are paid by the Plan and are recorded as administrative expenses as incurred.

Payment of Benefits

Benefit payments are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements, accompanying notes and supplemental schedule. Actual results could differ from those estimates and assumptions.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

Risks and Uncertainties

The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

3. Stable Value Fund

The Plan offers a stable value investment option, the U.S. Bank Stable Value Fund (the “Fund”). The Fund invests in fully benefit-responsive investment contracts, including synthetic guaranteed investment contracts (“GIC”) and a separate account GIC issued by insurance companies which consists of insurance and wrapper contracts, and short-term investments. These investments are reported at contract value. The following table disaggregates contract value between the types of investment contracts held by the Plan:

	December 31,
	2016	2015
Synthetic guaranteed investment contracts	$332,312,916	$265,853,451
Separate account guaranteed investment contract	97,238,342	84,345,291

Total	$429,551,258	$350,198,742

The synthetic GICs consist of two parts: an underlying investment owned directly by the Plan and a wrapper contract purchased from an insurance company. The wrapper contract guarantees full payment of principal and interest. The wrapper contract amortizes realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses.

The separate account GIC is an investment in a segregated account of assets maintained by an insurance company for the benefit of the investors. The total return of the segregated account assets supports the separate account GIC return.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Stable Value Fund (continued)

The Plan’s ability to receive amounts due in accordance with the fully benefit-responsive investment contracts is dependent on the third-party issuers’ ability to meet its financial obligations. The issuers’ ability to meet its contractual obligations may be affected by future economic and regulatory developments.

Certain events may limit the ability of the Plan to transact at contract value with the contract issuer. Examples of such events include the following:

•	Premature termination of the contracts by the Plan

•	Material amendments to the Plan’s documents or administration

•	Changes to the Plan’s competing investment options, including the elimination of equity wash provisions

•	Complete or partial termination of the Plan, including merger with another plan

•	The failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA

•	Bankruptcy of the Plan Sponsor or other Plan Sponsor event that causes a significant withdrawal from the Plan

•	Any change in law, regulation, ruling, administrative or judicial position, or accounting requirement applicable to the Plan

•	The delivery of any communication to the Plan’s participants designed to influence a participant not to invest in the investment option

At this time, the Plan Sponsor does not believe that the occurrence of any such market value event that would limit the Plan’s ability to transact at contract value with participants is probable.

In addition, certain events allow the issuers to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:

•	An uncured violation of the Plan’s investment guidelines

•	A breach of material obligation under the contract

•	A material misrepresentation

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Stable Value Fund (continued)

•	A material amendment to the agreements without the consent of the issuer

The Fund owns units of the Wells Fargo Stable Return Fund W and Wells Fargo/BlackRock Short-Term Investment Fund S, both of which serve as the Fund’s short-term liquidity vehicle.

4. Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset (an entry price) or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value measurement reflects all of the assumptions that market participants would use in pricing the asset or liability, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset and the risk of nonperformance.

The Plan groups its assets measured at fair value into a three-level hierarchy for valuation techniques used to measure financial assets at fair value. This hierarchy is based on whether the valuation inputs are observable or unobservable. These levels are:

•	Level 1 – Quoted prices in active markets for identical assets. Level 1 includes mutual funds and corporate stocks.

•	Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets. Level 2 includes a life insurance policy at December 31, 2015.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets. The Plan had no Level 3 investments during 2016 or 2015.

If the Plan were to change its valuation inputs for measuring financial assets at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets to another level in the hierarchy based on the new inputs used. The Plan would recognize these transfers at the end of the reporting period in which the transfers occurred. During the years ended December 31, 2016 and 2015, there were no transfers of financial assets between the hierarchy levels.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

The following section is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at fair value. During 2016 and 2015, there were no changes to the valuation techniques used by the Plan to measure fair value. There were no unfunded commitments related to these investments for the years ended December 31, 2016 and 2015.

Mutual funds: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Corporate stocks: Valued at the last reported sales price of the year in the national security exchange in which the individual securities are traded.

Life insurance policy: Valued at cash surrender value at year-end.

As required by applicable authoritative accounting guidance, the level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest-level input that is significant to the fair value measurement.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

The following table summarizes the Plan’s investment assets measured at fair value at December 31:

	Level 1	Level 2	Total
2016
Mutual funds	$1,951,508,206	$—	$1,951,508,206
Corporate stocks	1,292,375,516	—	1,292,375,516

	$3,243,883,722	$—	3,243,883,722
Plan investment assets not classified in fair value hierarchy(a):
Collective investment funds(b)			1,919,445,084
103-12 investment entity(c)			42,725,176

Total plan investment assets at fair value			$5,206,053,982

	Level 1	Level 2	Total
2015
Mutual funds	$1,717,958,882	$—	$1,717,958,882
Corporate stocks	1,210,849,087	—	1,210,849,087
Life insurance policy	—	12,314	12,314

	$2,928,807,969	$12,314	2,928,820,283
Plan investment assets not classified in fair value hierarchy(a):
Collective investment funds(b)			1,686,933,351
103-12 investment entity(c)			47,098,738

Total plan investment assets at fair value			$4,662,852,372

(a)	These investments are valued based on NAV per unit, as provided by the trustee of the fund as a practical expedient, and have not been classified in the fair value hierarchy. The fair value amounts are provided to reconcile to the Statement of Net Assets Available for Benefits.

(b)	There are currently no significant redemption restrictions on these investments, except for one of the investments, for which the Plan is required to provide a 12-month redemption notice to liquidate its entire interest in the fund.

(c)	There are currently no significant redemption restrictions on these investments.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

5. Transactions with Parties in Interest

The Plan allows for transactions with certain parties who may perform services or have fiduciary responsibilities to the Plan. Parties in interest include the Company and U.S. Bank National Association (the “Trustee”). Transactions involving funds administered by the Trustee are considered party-in-interest transactions. These transactions are not considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.

The Plan invests in the common stock of the Company. At December 31, 2016 and 2015, the Plan held 25,061,846 and 28,299,845 shares, respectively, of U.S. Bancorp common stock. During the years ended December 31, 2016 and 2015, the Plan recorded dividend income from U.S. Bancorp common stock of $28,714,615 and $29,319,144, respectively.

The Plan also invests in a money market mutual fund of First American Funds, Inc., which is managed by the Company.

6. Tax Status

The Plan has received a determination letter from the Internal Revenue Service (IRS) dated September 16, 2013, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended and restated. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore, believes the Plan, as amended and restated, is qualified and the related trust is tax-exempt.

Accounting principles generally accepted in the United States require plan management to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The Plan Sponsor has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2016, there are no uncertain positions taken or expected to be taken by the Plan. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Sponsor believes it is no longer subject to income tax examinations for years prior to 2013.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan

EIN #41-0255900             Plan #004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2016

Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Par, or Maturity Value		Current Value

Mutual funds
Cramer Rosenthal McGlynn, LLC	5,883,738	shares of Small/Mid Cap Value Fund	$83,254,897
Dodge & Cox	1,099,211	shares of International Stock Fund	41,879,956
First American Funds, Inc (1)	8,349,926	shares of Government Obligations Fund	8,349,926
Metropolitan West Asset Management, LLC	19,175,973	shares of Total Return Bond Fund	190,033,891
Vanguard	10,862,765	shares of Developed Markets Index Fund	199,549,002
Vanguard	1,544,515	shares of Extended Market Index Fund	277,178,733
Vanguard	4,974,804	shares of Institutional Index Fund	1,014,064,127
Vanguard	12,882,411	shares of Total Bond Market Index Fund	137,197,674

Total mutual funds			1,951,508,206

Corporate stock
Piper Jaffray Companies	68,255	shares of common stock	4,948,487
U.S. Bancorp(1)	25,061,846	shares of common stock	1,287,427,029

Total corporate stock			1,292,375,516

Collective investment funds
American Century Investments	3,032,045	units of Non U.S. Growth Equity Fund	40,083,641
The Boston Co Asset Management, LLC	4,790,094	units of EB US Small-Mid Cap Value Equity Fund	88,329,342
Principal Global Investors	386,303	units of Small Mid Cap Growth Equity Fund	71,770,773
Vanguard	283,922	units of Target Retirement 2010 Trust Plus	11,601,052
Vanguard	1,852,166	units of Target Retirement 2015 Trust Plus	80,272,896
Vanguard	5,525,702	units of Target Retirement 2020 Trust Plus	250,038,001
Vanguard	6,190,719	units of Target Retirement 2025 Trust Plus	288,611,333
Vanguard	5,089,899	units of Target Retirement 2030 Trust Plus	244,213,368
Vanguard	4,199,133	units of Target Retirement 2035 Trust Plus	207,143,219
Vanguard	3,426,402	units of Target Retirement 2040 Trust Plus	171,662,758
Vanguard	3,090,414	units of Target Retirement 2045 Trust Plus	155,076,991
Vanguard	1,977,398	units of Target Retirement 2050 Trust Plus	99,265,380
Vanguard	792,777	units of Target Retirement 2055 Trust Plus	39,741,931
Vanguard	516,607	units of Target Retirement 2060 Trust Plus	15,580,866
Vanguard	565,471	units of Target Retirement Income Trust Plus	21,996,835
Wells Fargo Bank, N.A.	617,850	units of Stable Return Fund W(2)	33,067,278
Wells Fargo Bank, N.A./BlackRock	12,148,741	units of Short-Term Investment Fund S(2)	11,593,710
William Blair & Company, LLC	4,697,620	units of Small Cap Growth Fund	89,395,710

Total collective investment funds			1,919,445,084

103-12 investment entity
Vontobel Asset Management, Inc	4,004,234	units of International Equity Fund	42,725,176

Synthetic GICs
Wells Fargo Bank, N.A.	16,738,439	units of Fixed Income Fund F(2)	232,329,537
Wells Fargo Bank, N.A.	8,016,071	units of Fixed Income Fund L(2)	99,248,573
American General Life Insurance Company		Wrapper contract number 1650008, 1.89%(2)	317,009
Prudential Life Insurance Company		Wrapper contract number GA-62309, 1.85%(2)	400,194
Voya Retirement Insurance and Annutiy Co		Wrapper contract number 60305, 2.41%(2)	17,603

Total synthetic GICs			332,312,916

U.S. Bank 401(k) Savings Plan

EIN #41-0255900             Plan #004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Par, or Maturity Value		Current Value

Separate account GIC
Metropolitan Life Insurance Company	774,906	units of MetLife Separate Account #613(2)	97,238,342

Total Investments			5,635,605,240

Participant loans (1)		Principal loan amount, interest rates ranging from 4.25% to 10.25% with varied maturities from January 13, 2017 to January 9, 2032	124,074,898

Total Assets			$5,759,680,138

(1)	Denotes party in interest to the Plan.
(2)	Investment held by the U.S. Bank Stable Value Fund.